Exhibit 10.9

DATED 1ST APRIL 2016

SERVICE AGREEMENT

between

REZOLVE LIMITED

and

DANIEL WAGNER

CONTENTS

CLAUSE

1.	Interpretation	1
2.	Term of appointment	4
3.	Employee warranties	4
4.	Duties	4
5.	Place of work	6
6.	Hours of work	6
7.	Salary	6
8.	Expenses	7
9.	Bonus / Commission	7
10.	Directors’ and officers’ insurance	7
11.	Holidays	8
12.	Incapacity	9
13.	Confidential information	9
14.	Intellectual property	10
15.	Ceasing to be a director	10
16.	Payment in lieu of notice	11
17.	Termination without notice	11
18.	Garden leave	12
19.	Obligations on termination	13
20.	Post-termination restrictions	14
21.	Disciplinary and grievance procedures	16
22.	Pensions	16
23.	Data protection	16
24.	Collective agreements	17
25.	Reconstruction and amalgamation	17
26.	Notices	18
27.	Entire agreement	18
28.	Variation	19
29.	Counterparts	19
30.	Third party rights	19
31.	Governing law and jurisdiction	19

THIS AGREEMENT is dated 1st April 2016

PARTIES

(1)	Rezolve Limited incorporated and registered in England and Wales with company number 09773823 whose registered office is at Unit 1, 15 Wedderburn Road, London NW3 5QS (Company).

(2)	Daniel Wagner of 15 Wedderburn Road, London N3 5QS (Employee).

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

Appointment: the employment of the Employee by the Company on the terms of this agreement.

Associated Employer: has the meaning given to it in the Employment Rights Act 1996.

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Commencement Date: 1st April 2016

Confidential Information: shall include details of suppliers and their terms of business, details of customers, clients and prospective customers/clients and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, or any other business strategy or tender, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, software, formulae and product lines, key metric information such as details of website page hits, visitors, visits, orders per day, total order volumes, average order size, volumes of goods shipped or held in stock, customer acquisition costs, repeat rates and word of mouth rates, any information which the Employee either is aware or reasonably ought to know is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons.

Customer means any person, firm, company or other organisation whatsoever who was a customer or in the habit of dealing with the Company or any Group Company during the Restricted Period and with whom or which, during such period:

(i)	the Employee had material personal dealings; or

(ii)	any employee who was under the direct supervision of the Employee had material personal dealings; or

(iii)	the Employee was directly responsible in a client management capacity on behalf of the Company.

Garden Leave: any period during which the Company has exercised its rights under clause 19.

Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Incapacity: any sickness, injury or other medical disorder or condition which prevents the Employee from carrying out his duties.

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Employee’s employment under this agreement which is not expressly set out in this agreement or any documents referred to in it.

Prospective Customer means any person, firm, company or other organisation whatsoever with whom or which the Company shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Restricted Services during the Restricted Period and with whom or which, during such period:

(iv)	the Employee shall have had material personal dealings; or

(v)	any employee who was under the direct supervision of the Employee shall have had material personal dealings; or

(vi)	the Employee was directly responsible in a client management capacity on behalf of the Company.

Restricted Area means the particular regions in England, the United Kingdom or other countries in which the Employee was involved in providing Restricted Services or Restricted Goods during the Restricted Period.

Restricted Employee means any person who at the Termination Date was employed by the Company in an executive or senior managerial capacity or who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern in competition with the Company and with whom the Employee had material contact or dealings during the Restricted Period.

Restricted Goods means any product or Invention which is designed, created, manufactured, supplied or sold by or on behalf of any Group Company with which the duties of the Employee were materially concerned or for which the Employee was responsible during the Restricted Period.

Restricted Period means the period of 12 months ending on the Termination Date.

Restricted Services means any services supplied by the Company with which the duties of the Employee were materially concerned or for which the Employee was responsible during the Restricted Period.

Restricted Supplier means any person, company, business entity or other organisation whatsoever who has supplied goods or services to the Company or any Group Company (other than utilities and goods or services supplied for administrative purposes) during any part of the Relevant Period or who has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the 12 months following the Termination Date.

Staff Handbook: the Company’s staff handbook as amended from time to time.

Subsidiary and Holding Company in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

Termination the termination of the Employee’s employment with the Company however caused.

Termination Date means the date of Termination however caused or (for the purposes of clause 21 (Post-Termination Restrictions)) the date on which the Employee was placed on Garden Leave, if earlier.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The schedules to this agreement form part of (and are incorporated into) this agreement.

2.	TERM OF APPOINTMENT

2.1

The Appointment shall be deemed to have commenced on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by the Employee or the Company (with unanimous Board approval) giving the other not less than twelve months’ prior notice in writing.

2.2	The Employee’s employment with the Company, which commenced on 1st April 2016, counts towards the Employee’s period of continuous employment with the Company.

2.3	The Employee consents to the transfer of his employment under this agreement to an Associated Employer at any time during the Appointment.

3.	EMPLOYEE WARRANTIES

3.1

The Employee represents and warrants to the Company that, by entering into this agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if he is in breach of any such obligations.

3.2	The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment.

3.3	The Employee warrants that he is not subject to any restrictions which prevent him from holding office as a director.

4.	DUTIES

4.1	The Employee shall serve the Company as Chairman and Chief Executive Officer of the Company.

4.2	During the Appointment the Employee shall:

(a)	act as a director of the Company and carry out duties on behalf of any other Group Company including, if so required by the Board, acting as an officer or consultant of any such Group Company;

(b)	comply with the articles of association (as amended from time to time) of any Group Company of which he is a director;

(c)	abide by any statutory, fiduciary or common-law duties to any Group Company of which he is a director;

(d)	not do anything that would cause him to be disqualified from acting as a director;

(e)	comply with the requirements under both legislation and regulation as to the disclosure of inside information;

(f)	comply with the Company’s anti-corruption and bribery policy and related procedures;

(g)	unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company and any Group Company of which he is an officer or consultant;

(h)

faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Board together with such person or persons as the Board may appoint to act jointly with him;

(i)	comply with all reasonable and lawful directions given to him by the Board;

(j)	promptly make such reports to the Board in connection with the affairs of the Company or any Group Company on such matters and at such times as are reasonably required;

(k)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or any Group Company to the Board immediately on becoming aware of it;

(l)	use his best endeavours to promote, protect, develop and extend the business of the Company and the Group;

(m)

consent to the Company monitoring and recording any use that he makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes; and

(n)	comply with any electronic communication systems policy that the Company may issue from time to time.

4.3

The Employee shall comply with any rules, policies and procedures set out in the Staff Handbook, a copy of which is available from the Human Resources Director. The Staff Handbook does not form part of this agreement and the Company may amend it at any time. To the extent that there is any conflict between the terms of this agreement and the Staff Handbook, this agreement shall prevail.

4.4

All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

5.	PLACE OF WORK

5.1

The Employee’s normal place of work is the Company’s offices in London from time to time or such other place, which the Board may reasonably require for the proper performance and exercise of his duties.

5.2	The Employee agrees to travel on any Group Company’s business (both within the United Kingdom or abroad) as may be required for the proper performance of his duties under this agreement.

5.3	During the Appointment the Employee may be required to work outside the United Kingdom for a continuous period of more than one month.

6.	HOURS OF WORK

6.1

The Employee’s normal working hours shall be 40 per week and such additional hours as are necessary for the proper performance of his duties. The Employee acknowledges that he shall not receive further remuneration in respect of such additional hours.

6.2

The parties each agree that the nature of the Employee’s position is such that his working time cannot be measured and, accordingly, that the Appointment falls within the scope of regulation 20 of the Working Time Regulations 1998.

7.	SALARY

7.1	The Employee shall be paid an initial salary of $600,000 per annum (inclusive of any fees due to the Employee by any Group Company as an officer of any Group Company).

7.2	The Employee’s salary shall accrue from day to day and be payable monthly in arrears on or before the last Friday of each month directly into the Employee’s bank or building society.

7.3

The Employee’s salary shall be reviewed by the Board annually. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

7.4	The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to any Group Company by the Employee.

8.	EXPENSES

8.1

The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

8.2	The Employee shall abide by the Company’s policies on expenses as set out in the Staff Handbook from time to time.

8.3	Any credit card supplied to the Employee by the Company shall be used only for expenses incurred by him in the course of the Appointment.

9.	BONUS / COMMISSION

9.1	Details of the Employee’s bonus scheme are set out in Schedule 1 to this agreement.

9.2

The Employee acknowledges that he has no contractual right to receive a bonus until it is declared in writing in respect of the financial year to which it relates and that he will not acquire such a right on the basis that during the Appointment he has received one or more bonus payments.

9.3	The Board will determine the payment date for any such bonus or commission, from time to time.

9.4	The operation of any such bonus or commission scheme will be at the absolute discretion of the Board who may in its absolute discretion, terminate, replace or amend any such scheme.

9.5

The Employee shall not be entitled to receive a bonus if on the date that the bonus is declared he is no longer employed (for whatever reason and howsoever caused and whether the termination of the Appointment was in breach of contract or otherwise) by the Company or any Group Company or is under notice of termination of employment (whether such notice is given by the Employee or the Company) or on Garden Leave, or suspended pursuant to the terms of this agreement.

10.	DIRECTORS’ AND OFFICERS’ INSURANCE

During the Appointment and for six years following Termination the Employee shall be entitled to be covered by a policy of directors’ and officers’ liability insurance on terms no less favourable than those in place from time to time for other members of the Board. A copy of the policy is available from the General Counsel.

11.	HOLIDAYS

11.1

The Employee shall be entitled to 25 days’ paid holiday in each holiday year together with the usual public holidays in England or days in lieu where the Company requires the Employee to work on a public holiday. The Company’s holiday year runs between January and December. If the Appointment commences or terminates part way through a holiday year, the Employee’s entitlement during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest day.

11.2

Holiday shall be taken at such time or times as shall be approved in advance by the Chief Executive Officer or the Board. The Employee shall not without the consent of the Chief Executive Officer or the Board carry forward any more than five days accrued but untaken holiday entitlement to a subsequent holiday year (to be taken within 3 months of commencement of the next holiday year) unless the Employee has been unavoidably prevented from taking such holiday during the relevant leave year because of sickness absence or statutory maternity, paternity or adoption leave.

11.3

The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday except on Termination. Subject to clause 11.4 the amount of such payment in lieu shall be 1/260th of the Employee’s salary for each untaken day of the entitlement under clause 11.1 for the holiday year in which Termination takes place and any untaken days carried forward from the preceding holiday year.

11.4

If the Company has terminated or would be entitled to terminate the Appointment under clause 18 or if the Employee has terminated the Appointment in breach of this agreement any payment due under clause 11.3 shall be limited to the Employee’s statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

11.5

If on Termination the Employee has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise one day’s pay calculated at 1/260th of the Employee’s salary for each excess day.

11.6

If either party has served notice to Terminate, the Board may require the Employee to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 18.

12.	INCAPACITY

12.1

Subject to the Employee’s compliance with this agreement and the Company’s sickness absence procedures (as amended from time to time) and subject to clause 12.2, the Employee shall continue to receive his full salary and contractual benefits during any period of absence due to Incapacity for up to an aggregate of 60 days in any 52-week period. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation.

12.2

The Employee agrees to consent to medical examinations (at the Company’s expense) by a doctor nominated by the Company should the Company so require. The Employee agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

12.3

If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Board of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. The Employee shall if required by the Board, refund to the Company that part of any damages or compensation recovered by him relating to the loss of earnings for the period of the Incapacity as the Board may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity.

12.4

The rights of the Company to terminate the Appointment under the terms of this Agreement apply even when such Termination would or might cause the Employee to forfeit any entitlement to sick pay, or other benefits.

13.	CONFIDENTIAL INFORMATION

13.1	The Employee acknowledges that in the course of the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 13.

13.2

The Employee shall not (except in the proper course of his duties), either during the Appointment or at any time after its Termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised by the Board or required by law;

(b)	any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure; or

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

14.	INTELLECTUAL PROPERTY

14.1

The Employee shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of any Group Company. The Employee acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Employee holds them on trust for the Company. The Employee agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 14.1.

14.2

The Employee hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in clause 14.1.

14.3

The Employee irrevocably appoints a director of the Company to be his attorney in his name and on his behalf to execute documents, use the Employee’s name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

15.	CEASING TO BE A DIRECTOR

15.1

Except with the prior approval of the Board, or as provided in the articles of association of any Group Company of which he is a director, the Employee shall not resign as a director of any Group Company.

15.2

If during the Appointment the Employee ceases to be a director of any Group Company (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of the relevant Group Company, as amended from time to time, or by statute or court order) the Appointment shall continue with the Employee as an employee only and the terms of this agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Employee shall have no claims in respect of such cessation of office.

16.	PAYMENT IN LIEU OF NOTICE

16.1

Notwithstanding clause 2, the Company may, with the approval of all of the directors, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Employee that the Company is exercising its right under this clause 16.1 and that it will make within 28 days the first instalment of a payment in lieu of notice (Payment in Lieu) to the Employee. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b)	any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

16.2

The Company may pay any sums due under clause 16.1 in equal monthly instalments until the date on which the notice period referred to at clause 2 would have expired if notice had been given. The Employee shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

16.3

The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 16.1. Nothing in this clause 16 shall prevent the Company from terminating the Appointment in breach.

16.4

Notwithstanding clause 16.1 the Employee shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 17. In that case the Company shall also be entitled to recover from the Employee any Payment in Lieu (or instalments thereof) already made.

17.	TERMINATION WITHOUT NOTICE

17.1

The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a)	is disqualified from acting as a director or resigns as a director from any Group Company without the prior written approval of the Board;

(b)	is in breach of the Company’s anti-corruption and bribery policy and related procedures;

(c)	is guilty of any gross misconduct affecting the business of any Group Company;

(d)

commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Board (acting unanimously);

(e)	is, in the reasonable and unanimous opinion of the Board, negligent and incompetent in the performance of his duties;

(f)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

(g)

is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

(h)	becomes of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health;

(i)	ceases to be eligible to work in the United Kingdom;

(j)

is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Board brings or is likely to bring the Employee or any Group Company into disrepute or is materially adverse to the interests of any Group Company;

(k)	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or

(l)	is unable by reason of Incapacity to perform his duties under this agreement for an aggregate period of 26 weeks in any 52-week period.

17.2

The rights of the Company under clause 17.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

18.	GARDEN LEAVE

18.1

Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, the Board may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Appointment.

18.2	During any period of Garden Leave:

(a)	the Company shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of the Company or any Group Company;

(b)

the Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the Employee’s home) as the Company may decide;

(c)	the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)	the Employee shall remain an employee of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity);

(e)	the Employee shall ensure that the Board of Directors knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)	the Company may exclude the Employee from any premises of the Company or any Group Company; and

(g)

the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

19.	OBLIGATIONS ON TERMINATION

19.1	On termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave, the Employee shall:

(a)	resign immediately without compensation from any office or trusteeship that he holds in or on behalf of any Group Company;

(b)

transfer without payment to the Company or as it may direct any shares or other securities held by him in the Company or any Group Company as a nominee or trustee for the Company or any Group Company and deliver to the Company the related certificates;

(c)

subject to clause 19.2, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys, credit card and any other property of any Group Company, which is in his possession or under his control;

(d)

irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company’s premises; and

(e)	provide a signed statement that he has complied fully with his obligations under this clause 19.1 together with such reasonable evidence of compliance as the Company may request.

19.2

Where the Employee has been placed on Garden Leave he shall not be required by clause 19.1 to return until the end of the Garden Leave period any property provided to him as a contractual benefit for use during the Appointment.

19.3

The Employee hereby irrevocably appoints a director of the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of clause 19.1(a) and clause 19.1(b).

19.4

On Termination however arising the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by any Group Company in which he may participate.

20.	POST-TERMINATION RESTRICTIONS

20.1

The Employee recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and Confidential Information belonging to the Company and/or any applicable Group Company and will obtain personal knowledge of and influence over its or their Customers and/or Prospective Customers and/or Restricted Employees. The Employee therefore agrees that the restrictions set out in this clause 20 are reasonable and necessary to protect the legitimate business interests of the Company and any applicable Group Company during the Appointment and after the termination of the Appointment.

20.2

The Employee hereby undertakes with the Company that he will not during the Appointment and for the period of six months after the Termination Date without the prior written consent of the Company whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

(a)

in competition with the Company within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with services and / or goods that are the same as or of a similar type to the Restricted Services and Restricted Goods within the Restricted Area;

(b)

in competition with the Company, accept orders or facilitate the acceptance of any orders or have any business dealings for goods or services that are the same as or of a similar type to the Restricted Goods or Restricted Services from any Customer or Prospective Customer;

(c)

interfere with or endeavour to interfere with the supply or provision of goods or services (other than utilities, or goods or services supplied for an administrative purpose) to the Company or to induce the cessation of the supply or provision of such goods or services from any Restricted Supplier.

20.3

The Employee hereby undertakes with the Company that he shall not during the Appointment and for the period of six months after the Termination Date without the prior written consent of the Company whether by himself through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation directly or indirectly:

(a)

in competition with the Company, solicit business from or endeavour to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of services that are the same as or of a similar type to the Restricted Services or goods that are the same as or of a similar nature to the Restricted Goods;

(b)

solicit or induce or endeavour to solicit or induce any Restricted Employee to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract.

20.4

Clause 20.2 and 20.3 shall also apply as though there were substituted for references to “the Company” references to each Group Company in relation to which the Employee has in the course of his duties for the Company or by reason of rendering services to or holding office in such Group Company:

(a)	acquired knowledge of its trade secrets or Confidential Information; or

(b)	had personal dealings with its Customers or Prospective Customers; or

(c)	had worked directly or indirectly with employees and/or having material personal dealings with its Customers or Prospective Customers,

but so that references in clause 1 to “the Company” shall for this purpose be deemed to be replaced by references to the relevant Group Company. The obligations undertaken by the Employee pursuant to this clause 20.4 shall, with respect to each such Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company or the Company.

20.5

Each of the restrictions in this clause 20 is intended to be separate and severable. While the restrictions in this clause 20 (on which the Employee has had the opportunity to take independent advice, as the Employee hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

20.6	None of the restrictions in clause 20.2 or 20.3 shall prevent the Employee from exercising his rights under clause 13.

20.7

If the Employee receives an offer to be involved in a business concern in any Capacity during the Appointment, or before the expiry of the last of the covenants in this clause 20, the Employee shall give the person making the offer a copy of this clause 20 and shall tell the Company the identity of that person as soon as possible.

20.8

If the Employee’s employment is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Employee will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 20, protecting the confidential information, trade secrets and business connections of the New Employer.

20.9

The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 20 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.

21.	DISCIPLINARY AND GRIEVANCE PROCEDURES

21.1	The Employee is subject to the Company’s disciplinary and grievance procedures, copies of which are available in the Staff Handbook. These procedures do not form part of this agreement.

22.	PENSIONS

22.1	The Company will comply with the employer pension duties in respect of the Employee in accordance with Part 1 of the Pensions Act 2008.

22.2	A contracting-out certificate is not in force in respect of the Appointment.

23.	DATA PROTECTION

23.1

The Employee confirms he has read and understood the Company’s data protection policy, a copy of which is contained in the Staff Handbook. The Company may change its data protection policy at any time and will notify employees in writing of any changes.

23.2

The Employee shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of any Group Company.

23.3

The Employee consents to any Group Company processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Employee, including, as appropriate:

(a)	information about the Employee’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Employee’s fitness for work;

(b)	the Employee’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation;

(c)	information relating to any criminal proceedings in which the Employee has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

23.4

The Company may make such information available to any Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Employee works.

23.5

The Employee consents to the transfer of such information to any Group Company and any Group Company’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

24.	COLLECTIVE AGREEMENTS

There is no collective agreement which directly affects the Appointment.

25.	RECONSTRUCTION AND AMALGAMATION

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

26.	NOTICES

26.1

A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this agreement or as otherwise notified in writing to the other party.

26.2	Any such notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the address or given to the addressee;

(b)	in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am on the second business day after posting or at the time recorded by the delivery service;

(c)	in the case of pre-paid airmail, 9.00 am on the fifth Business Day after posting or at the time recorded by the delivery service;

(d)	in the case of fax, at the time of transmission.

26.3	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a)	all references to time are to local time in the place of deemed receipt; and

(b)	if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

26.4	A notice required to be given under this agreement shall not be validly given if sent by e-mail.

26.5	This clause does not apply to the service of any proceedings or other documents in any legal action.

27.	ENTIRE AGREEMENT

27.1

This agreement and any document referred to in it constitutes the whole agreement between the parties (and in the case of the Company, as agent for any Group Companies) and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them.

27.2	Each party acknowledges that in entering into this agreement it has not relied on and shall have no remedy in respect of any Pre-Contractual Statement.

27.3

Each party agrees that its only liability in respect of those representations and warranties that are set out in this agreement (whether made innocently or negligently) shall be for breach of contract.

27.4	Nothing in this agreement shall limit or exclude any liability for fraud.

28.	VARIATION

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

29.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

30.	THIRD PARTY RIGHTS

No person other than a party to this agreement may enforce any of its terms.

31.	GOVERNING LAW AND JURISDICTION

31.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

31.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Schedule 1

The Company may, at its sole discretion both as to whether to pay a bonus and, if so, how much, pay the Employee a bonus of such amount as the Board may determine in respect of each complete financial year of the Company during which the Appointment subsists.

Executed as a deed by Rezolve Limited acting by Anthony Sharp, a director, in the presence of:	/s/ Anthony Sharp Anthony Sharp Director

/s/ Steve Emecz Witnessed by: Steve Emecz 335 Princes Park Manor Royal Drive London N11 3GX

Signed as a deed by DANIEL WAGNER in the presence of:	/s/ Daniel Wagner

/s/ Susan Wagner Witnessed by: Susan Wagner Housewife Flat One 15 Wedderburn Road London NW3 5QS